                                                                      EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

       Snyder Marketing Services, Inc.           Delaware
       Snyder Communications, L.P.               Delaware
       MMD, Inc.                                 New Jersey
       Supermarket Communications Systems, Inc.  Massachusetts
       Sampling Corporation of America           Illinois
       American List Corporation                 Delaware
       American Student List Co., Inc.           New York
       Brann Holdings Limited                    United Kingdom
       Brann Limited                             United Kingdom
       Bounty Group Holdings, Ltd.               United Kingdom
       Bounty Holdings, Ltd.                     United Kingdom
       American Sampling, Inc.                   Delaware
       Halliday Jones Sales Limited              United Kingdom